EXHIBIT 99.1

Immunomedics Provides Corporate Update

Sacituzumab Govitecan Achieves a 29 Percent Objective Response Rate in 35 Patients With Advanced Urothelial Cancer Who Failed Prior Platinum-Based Regimens and Immunotherapy

Future Steps Include Discussing Registrational Pathways with the FDA

Collaboration with Roche will Combine Sacituzumab Govitecan with Atezolizumab (Tecentriq®) in Patients with Previously-Untreated Metastatic Triple-Negative Breast Cancer (mTNBC)

Announcement of Phase 3 Study of Sacituzumab Govitecan in the Curative Setting of Breast Cancer In Conjunction with The German Breast Group

Resubmission Timeline of the mTNBC BLA Revised for Late November or Early December

MORRIS PLAINS, N.J., Sept. 28, 2019 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today presented at the European Society for Medical Oncology (ESMO) Annual Congress interim data from the 100-patient cohort of cisplatin-eligible patients of the Company’s TROPHY-U-01 open-label Phase 2 study. In this interim report, sacituzumab govitecan produced an overall response rate (ORR) of 29 percent in 35 patients with metastatic urothelial cancer (mUC) who have relapsed or are refractory to immune checkpoint inhibitors (CPI) and platinum-based chemotherapy.

“Patients with mUC who have cancer progression after platinum-based and CPI therapy have poor outcomes and limited treatment options. Together with the prior clinical data, I believe the favorable benefit/risk profile of sacituzumab govitecan has the potential to change the treatment landscape of UC,” commented Dr. Scott T. Tagawa, the Richard A. Stratton Associate Professor in Hematology and Oncology, Associate Professor of Clinical Medicine and of Clinical Urology, member of the Sandra and Edward Meyer Cancer Center, Weill Cornell Medicine, who presented the interim results from TROPHY-U-01 at the ESMO 2019 Annual Congress in Barcelona, Spain.

The 29 percent ORR included two confirmed complete responses, six confirmed partial responses (PRs) and two additional PRs pending confirmation. At the time of data cutoff on August 5, 2019, eight of ten responders have ongoing response. Median time to onset of response was 1.5 months (range, 1.2-2.8). For patients with liver metastases, ORR was 25 percent.

“These interim results, in a larger number of CPI-experienced patients, are consistent with previously reported efficacy of sacituzumab govitecan in mUC, and also show encouraging benefits observed in patients relapsed on enfortumab vedotin,” stated Dr. Behzad Aghazadeh, Executive Chairman of Immunomedics. “Based on these data, the Company will be exploring registrational pathways with the FDA.”

Consistent with the Company’s previous observations, sacituzumab govitecan was well tolerated with a predictable safety profile. Treatment-related Grade 3 and 4 adverse events were mostly hematologic and gastrointestinal related, including neutropenia (54%) and diarrhea (9%). Importantly, there were no grade 2 or above neuropathy or rash, no interstitial lung disease, and no treatment-related deaths.

New Clinical Collaborations to Advance Sacituzumab Govitecan to Early-Line Treatment of Breast Cancer

In addition, the Company announced two clinical collaborations that address continuing unmet needs in breast cancer. The collaboration with Roche will evaluate the safety and efficacy of the combination of atezolizumab (Tecentriq®), a programmed cell death ligand 1 (PD-L1)-blocking checkpoint inhibitor, and sacituzumab govitecan, as a frontline treatment of patients with metastatic or inoperable locally advanced TNBC.

“We are pleased to be partnering with Roche, a global leader in breast cancer therapy,” said Dr. Aghazadeh. “With a favorable efficacy and safety profile, we believe sacituzumab govitecan is a strong combination partner and could provide an improved therapeutic option in earlier lines of therapy when combined with immune checkpoint inhibitors.”

The open-label, multicenter, randomized Phase 1b/2 study will be conducted as part of MORPHEUS, Roche’s novel cancer immunotherapy development platform. Patients with newly-diagnosed mTNBC will be randomized to receive the combination of atezolizumab and sacituzumab govitecan or nab-paclitaxel plus atezolizumab as standard of care. MORPHEUS is a Phase 1b/2 adaptive platform to develop combinations of cancer immunotherapies more rapidly and efficiently. Roche will be responsible for conducting the randomized trial.

Further, Immunomedics and the GBG Forschungs-GmbH (GBG), Neu-Isenburg, Germany, have entered into a collaboration to develop sacituzumab govitecan as a treatment for newly-diagnosed breast cancer patients who do not achieve a pathological complete response (pCR) following standard neoadjuvant therapy.

“While pCR is now widely accepted as a very strong surrogate endpoint for event-free and distant disease-free survival (DDFS) in high-risk breast cancer, for patients who do not achieve a pCR following standard neoadjuvant therapy, the risk for developing metastatic disease is very high,” said Professor Dr. med. Sibylle Loibl, MD, PhD, Chief Executive Officer of GBG. “We are very excited to be the first cooperative group worldwide to evaluate sacituzumab govitecan in this early stage of breast cancer treatment.”

According to the medical literature, depending on the hormone receptor status, about 40% to 70% of HER2-negative breast cancer patients treated with neoadjuvant therapy do not achieve a pCR.1 For these patients, with the exception of those with the HER2-positive subtype, there is currently no approved standard of care, leaving them at high risk of distant relapse of their disease.

“We are extremely pleased to partner with GBG, the world-renowned cooperative group, to launch this exciting study which will introduce sacituzumab govitecan to breast cancer patients at an early stage of their disease,” commented Dr. Aghazadeh. “We look forward to working closely with GBG to study the potential benefits of sacituzumab govitecan in a significantly larger population of breast cancer patients who have few viable alternatives today.”

The multinational, post-neoadjuvant Phase 3 SASCIA study developed by GBG will be conducted under the sponsorship of GBG. Approximately 1,200 high-risk patients with newly-diagnosed HER2-negative breast cancer not achieving a pCR following standard neoadjuvant therapy will be randomized to receive either sacituzumab govitecan or treatment of physician’s choice. Primary endpoint is invasive DFS (iDFS) with overall survival, patient reported outcome/quality of life, circulating tumor DNA clearance, and safety serving as secondary endpoints.

“Given the high level of Trop-2 expression in breast cancer, we are hopeful that sacituzumab govitecan will be established as a new treatment standard for those high-risk patients who failed standard treatment,” remarked Professor Dr. med. Frederik Marmé, MD, PhD, Section Lead for Gynecological Oncology, University Medical Center, Mannheim, Germany, and designated Principal Investigator of the SASCIA trial.

BLA Resubmission Timeline Update

Based on the remaining activities for compilation of the BLA, and preparations for a pre-approval inspection, the Company revised its re-submission guidance from early fourth quarter to the late November or early December timeframe.

Reference

  Untch M, Jackisch C, et al. Nab-Paclitaxel Improves Disease Free Survival in Early Breast Cancer: GBG 69-GeparSepto. J Clin Oncol. 2019 September 1;37:2226-2234.

About Sacituzumab Govitecan

Sacituzumab govitecan, Immunomedics’ most advanced product candidate, is a novel, first-in-class antibody-drug conjugate (ADC) delivering SN-38, a potent topoisomerase I inhibitor, directly to tumor cells by targeting the Trop-2 antigen expressed by many solid cancers. Based on encouraging Phase 1/2 results, the U.S. Food and Drug Administration has granted sacituzumab govitecan Breakthrough Therapy Designation for the treatment of patients with metastatic triple-negative breast cancer who received at least two prior therapies for metastatic disease.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for the timing or outcome of our planned resubmission of our BLA for sacituzumab govitecan for the treatment of patients with metastatic triple-negative breast cancer (mTNBC) who have received at least two prior therapies for metastatic disease, the FDA re-inspection of the Company’s manufacturing facility where we manufacture the monoclonal antibody for further manufacture into our antibody-drug-conjugate candidate sacituzumab govitecan, potential approval and commercial launch of sacituzumab govitecan for that indication and the Company’s development of sacituzumab govitecan for additional indications, clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs, BLA resubmissions, and BLA supplements, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s reliance on third-party relationships and outsourcing arrangements (for example in connection with manufacturing, logistics and distribution, and sales and marketing) over which it may not always have full control, including the failure of third parties on which the Company is dependent to meet the Company’s business and operational needs for investigational or commercial products and, or to comply with the Company’s agreements or laws and regulations that impact the Company’s business; the Company’s ability to meet pre- or post-approval compliance obligations; imposition of significant post-approval regulatory requirements on our product candidates, including a requirement for a post-approval confirmatory clinical study, or failure to maintain or obtain full regulatory approval for the Company’s product candidates, if received, due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the uncertainties inherent in research and development; safety and efficacy concerns related to the Company’s products and product candidates; uncertainties in the rate and degree of market acceptance of products and product candidates, if approved; inability to create an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of the Company’s product candidates, if approved; inaccuracies in the Company’s estimates of the size of the potential markets for the Company’s product candidates or limitations by regulators on the proposed treatment population for the Company’s products and product candidates; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of the Company’s products and product candidates; the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations; new product development (including clinical trials outcome and regulatory requirements/actions); the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates; risks associated with litigation to which the Company is or may become a party, including the cost and potential reputational damage resulting from such litigation; loss of key personnel; competitive risks to marketed products; and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:
Dr. Chau Cheng
(862) 260-3727
ccheng@immunomedics.com